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                                                                     EXHIBIT 4.3

                         CAPITAL CONTRIBUTION AGREEMENT

This Capital Contribution Agreement is entered into this 9th day of June, 2005 in Beijing by and among:

CHINA NATIONAL OIL AND GAS EXPLORATION AND DEVELOPMENT CORPORATION ("CNODC")
ADDRESS: International Investment Building D, Fuchengmen Beidajie, Xicheng District, Beijing
LEGAL REPRESENTATIVE: Wang Dongjin

CENTRAL ASIA PETROLEUM COMPANY LTD. ("CAPC")
ADDRESS: Floor 6, Communication Building, No. 2 Andelibeijie, Dongcheng District, Beijing
LEGAL REPRESENTATIVE: Wu Enlai

PETROCHINA COMPANY LIMITED ("PETROCHINA")
ADDRESS: World Tower,16 Andelu, Dongcheng District, Beijing
LEGAL REPRESENTATIVE: Chen Geng

CHINA PETROLEUM EXPLORATION & DEVELOPMENT COMPANY LIMITED ("CPEDC")
ADDRESS: International Investment Building D, Fuchengmen Beidajie, Xicheng District, Beijing
LEGAL REPRESENTATIVE: Wang Dongjin



WHEREAS:

1. CNODC, a collectively-owned company, was established on 13 May 1987 in Beijing by law and validly existing, in compliance with laws of the People's Republic of China; it is mainly engaged in overseas oil and gas exploration and development.

2. CAPC, a company with limited liabilities, was established on 10 July 1996 in Beijing by law and validly existing, in compliance with laws of the People's Republic of China; 100% of its equity is held by CNODC indirectly.

3. PetroChina, a joint stock company with limited liabilities, was established on 5

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      November 1999 in Beijing by law and validly existing, in compliance with laws of the People's Republic of China; the shares and American Depositary Shares of PetroChina are listed on the Stock Exchange of Hong Kong Limited and the New York Stock Exchange.

4. CPEDC, a company with limited liabilities, was established by CNODC and CAPC by law on 14 March 2005 in Beijing and validly existing, in compliance with laws of the People's Republic of China; CNODC and CAPC control the company by 95%/5%.

5. CAPC agrees to sign the Equity Transfer Agreement separately with CNODC, to transfer its 5% equity of CPEDC to CNODC.

6. CNODC agrees to transfer the Transferred Assets (see Article 1.9 for the definition) held by CNODC, directly or indirectly, to CPEDC Group for free of charge. CPEDC agrees, when all closing conditions specified in Article
      3.1 herein are satisfied or considered as satisfied according to Article
      3.2 herein, to make capital increase, and PetroChina also agrees to subscribe for all additional registered capital due to CPEDC's capital increase ("this Transaction"). Upon the completion of this Transaction, PetroChina will hold 50% equity of CPEDC.

NOW, THEREFORE, in consideration of equality and mutual benefit, through friendly negotiation, and as per relevant laws and regulations of the People's Republic of China, the parties agree upon this Transaction as follows:


                     ARTICLE 1 DEFINITION AND INTERPRETATION

Unless specified otherwise in this agreement, the terms and expressions herein have the following meanings:

1.1. THE AGREEMENT: means the Capital Contribution Agreement and any revision and modification hereto duly agreed and executed by and among the parties hereto in writing from time to time.

1.2. REGISTERED CAPITAL SUBSCRIPTION: means that PetroChina subscribes for the additional registered capital of CPEDC for the purpose of this Transaction, i.e. RMB 50 million, to obtain 50% equity of CPEDC.

1.3. CLOSING: means that PetroChina pays the consideration specified in Article 5 herein when all closing conditions specified in Article 3.1 herein are satisfied or considered as satisfied according to Article 3.2 herein.

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1.4.  CLOSING DATE: means the date when PetroChina pays the consideration specified in Article 5 herein when all closing conditions specified in
      Article 3.1 herein are satisfied or considered as satisfied according to
      Article 3.2 herein.

1.5.  BASE DATE: means 31 December 2004.

1.6. RELATED PERIOD: means the period from 1 January 2005 to the Closing Date (including).

1.7. MAJOR PROCEEDINGS: means any pending lawsuit, arbitration, administrative appeal or other legal processes related to Transferred Assets arising before the Closing Date, involving a value of more than US$3 million individually.

1.8.  SPECIAL REGIONS: means Sudan, Syria, Iran, Burma, and Iraq.

1.9. TRANSFERRED ASSETS: means all assets and liabilities located in areas other than Special Regions, originally owned by CNODC whether directly or indirectly, and listed in the Appraisal Report. See Exhibit 1 for Transferred Assets-related projects and Exhibit 2 for Transferred Assets-related companies.

1.10. EXAMINING AND APPROVING AUTHORITIES: mean all foreign and domestic governmental examining and approving authorities that are entitled to approve or authorize this Transaction and other actions related thereto.

1.11. APPRAISAL REPORT: means the report made by China Enterprises Appraisals for the assets and liabilities of CPEDC and/or Transferred Assets on Base Date.

1.12. CPEDC GROUP: means CPEDC and its owned companies listed in Transferred Assets.

1.13. CNPC: means China National Petroleum Corporation. It is the controlling parent company of CNODC and PetroChina.

1.14. FORCE MAJEURE: means war, natural disaster and any other unforeseen and inevitable event that cannot be controlled by the parties hereto.

1.15. PREEMPTION RIGHTS: means that once CNODC or its controlling companies sell their owned assets or equities in relation to oil/gas exploration, development, production, pipelines, refining and chemical businesses, or CPEDC issues a notice to CNODC or its controlling companies requesting for purchase of aforesaid assets or equities, as negotiated by the parties, CPEDC is entitled to a preemption, without breaching the governing laws and regulations and any relevant agreements signed by CNODC or its controlling companies.

                           ARTICLE 2 CAPITAL INCREASE

2.1 Capital Increase: CPEDC and its existing shareholders agree upon the capital increase for CPEDC in accordance with the Agreement, i.e., increasing its registered capital from RMB 50,000,000 to RMB100,000,000, and PetroChina

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      agrees to subscribe for RMB 50,000,000 of the registered capital of CPEDC at the consideration specified in Article 5.1 herein and obtain 50% of CPEDC's equity interest.

2.2 From the Closing Date, PetroChina will hold 50% of CPEDC's equity. Within 20 working days after the Closing Date, CPEDC shall convene the shareholders' meeting to elect its directors and amend its articles of association, apply to relevant registration authorities for registration changes regarding capital increase, and issue to CNODC and PetroChina respectively the Capital Contribution Certificate reflecting the changed equity structure of CPEDC.

2.3 The parties agree that the Articles of Association of CPEDC after PetroChina completes capital increase to it shall be in the form attached hereto as Exhibit 4, and the parties shall cause the Shareholders' Meeting of CPEDC to approve the form set forth in Exhibit 4.

                ARTICLE 3 CLOSING CONDITIONS FOR THIS TRANSACTION

3.1 The closing herein shall occur on the date agreed by the parties when all preconditions below are satisfied or the parties agree unanimously that any one or partial or all preconditions below are waived.

      (1) All procedures (including but not limited to obtaining the approval fromor filing with domestic and foreign examining and approving authorities and the consent from third party) regarding transfer of Transferred Assets from CNODC and/or its subsidiaries to CPEDC and/or its subsidiaries have been completed;

      (2) All necessary approvals from examining and approving authorities and consent from third party have been obtained for this Transaction;

      (3) The Appraisal Report for CPEDC and/or Transferred Assets have been confirmed by CNODC and PetroChina, and all necessary formalities for filing have been completed;

      (4) PetroChina has obtained the approval to this Transaction by its duly convened extraordinary shareholders' meeting; and

      (5) The representations and warranties given in Exhibit 3 remain correct and free from error, as of the Closing Date.

3.2 If the parties hereof agree, through negotiation, to grant waiver with respect to the conditions set forth in (1) and (5) under Article 3.1 herein when such conditions have not been satisfied, it shall be considered that all such conditions have been satisfied, but the waiver with respect to item (1) shall be subject to


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      the completion of relevant procedural formalities and conform to the laws and regulations.

3.3 The deliverables to be delivered on the Closing Date are the Transferred Assets for which the closing conditions have been satisfied or considered to be satisfied in accordance with Article 3.2.

3.4 The parties believe and will make all reasonable efforts to ensure that the closing will occur no later than 30 December 2005.

                                ARTICLE 4 CLOSING

4.1 If, before 10 December 2005, CNODC believes that the closing conditions specified in Article 3.1 herein have been satisfied completely, it shall issue a written notice to PetroChina for requesting the closing and provide the copies of documents/evidences demonstrating that the closing conditions have been satisfied, including but not limited to:

      (1) Title certificates for Transferred Assets (including but not limited to equity certificates, registration documents for changes to petroleum contracts);

      (2)   Confirmation documents by the third party (if necessary);

      (3) Approval/ratification documents by examining and approving authorities in countries/regions where the Transferred Assets are located (if necessary);

      (4) Approval/ratification/filing documents by examining and approving authorities in the PRC;

      (5) Legal opinions on the validity of this Transaction and Transferred Assets issued by Chinese lawyers of CNODC to PetroChina.

4.2 If PetroChina believes that all closing conditions have been satisfied, it shall, within ten (10) days as of its receipt of the above notice from CNODC, reply to CNODC in writing which shall specify the Closing Date; provided that the closing date shall not be later than 30 December 2005.

4.3 If, on or before 10 December 2005, CNODC believes that the closing conditions specified in Article 3.1 herein have not been satisfied completely, it shall issue a written notice to PetroChina, stating such fact. PetroChina shall, within ten (10) working days upon its receipt of such written notice, notify CNODC in writing as to whether such unsatisfied conditions will be waived and confirm whether the closing conditions should be considered as satisfied in accordance with Article
      3.2 hereinabove. If it is confirmed that the closing conditions should be considered as satisfied, PetroChina shall also expressly specify the


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      closing date in such notification; provided that the closing date shall not be later than 30 December 2005.

4.4 At the Closing Date, PetroChina shall make the lump sum payment for the consideration specified in Article 5.1 hereinbelow, in cash, to the account indicated by CPEDC.

4.5 Immediately after CPEDC has received the consideration from Petrochina for all of the additional registered capital subscribed for by PetroChina, the parties shall duly consider PetroChina having become the shareholder of CPEDC and holding 50% of CPEDC's equity. CPEDC shall within ten (10) days after the Closing Date, appoint a qualified auditor to verify the additional registered capital, who shall issue the capital contribution verification report, and CPEDC shall be also responsible for going through procedures necessary for registration change at the competent administration for industry and commerce regarding its capital increase by PetroChina.

                             ARTICLE 5 CONSIDERATION

5.1 The parties agree hereby, that PetroChina shall pay RMB20,741,250,000.00 (or US$2.5 billion + RMB50.00 million converted on the basis of benchmark exchange rate of US$ vs RMB announced by the People's Bank of China on the base date ) as the consideration for the additional registered capital of CPEDC subscribed by it, and such consideration is based on the fact that all Transferred Assets are injected into CPEDC upon the closing. After capital verification, RMB 50,000,000 of aforesaid consideration will be entered in the registered capital of CPEDC, and the remaining will be entered in the capital surplus of CPEDC.

5.2 With respect to any items among the Transferred Assets that have been approved by the governments in which such items are located and/or agreed by the third party while, for which, the formalities regarding the transfer to CPEDC have not been completed by the Closing Date (but CNODC and PetroChina acknowledge that no legal obstacles exist in the execution of such formalities) , the parties agree that the value of such items will not be deducted from the consideration, instead such items will be delivered along with those projects for which all the relevant formalities have been completed. CNODC also undertakes to complete all the formalities for transfer of such items to CPEDC as soon as possible.


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                    ARTICLE 6 REPRESENTATIONS AND WARRANTIES

6.1. The parties undertake to each other that, unless specified otherwise herein, the representations and warranties under the Agreement are true, correct and complete in all material aspects, and also covenant to not impair the truth, correctness and completeness of each representations and warranties by any action or omission.

6.2.  The parties hereby represent and warrant to each other as follows:

      (1) Such party is duly established and validly existing in compliance with the laws of the jurisdiction in which it is incorporated, and has obtained all governmental authorizations and approvals required for its business operation;

      (2) Such party has obtained all authorizations and approvals specified under relevant laws, regulations and articles, and has the power to sign and perform the Agreement;

      (3) The execution of the Agreement and all documents refereed to herein by such party doesn't violate its articles of association, any currently effective law or its obligations under any existing contract or agreement to which it is a party;

      (4) such party has never conducted any activity that impairs or would impair the interests of any other party hereto, and will make efforts to prevent any third party from conducting any such activity.

6.3. CNODC's further representations and warranties regarding CPEDC Group, the projects listed in Exhibit 1 as Transferred Assets and other related matters, are attached hereto as Exhibit 3.

6.4. Any representations and warranties herein shall be able to be interpreted severally and independently, and subject to any contrary provisions herein, shall not be limited or restricted by any other provisions herein or under other agreement between the parties or any judgment on aforesaid articles.

6.5. If, from the date when the Agreement is signed to the Closing Date for this Transaction, any party hereto is aware of any information that may have a material adverse impact on the representations and warranties or this Transaction, it shall disclose such information to all the other parties, and take effective actions to minimize such adverse impact.

6.6. The representations and warranties of any party hereto shall constitute preconditions for the other parties to perform the Agreement and the other parties will enter into the Agreement by reliance on such representations and


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warranties.

                 ARTICLE 7 RIGHTS AND OBLIGATIONS OF THE PARTIES

7.1   CNODC and CAPC shall, severally and jointly:

      (1) prepare and submit all legal documents that shall be prepared and submitted by CNODC and CAPC as required by the Examining and Approving Authorities, in order to perform the Agreement;

      (2) apply to the Examining and Approving Authorities and third parties for, and make efforts to cause them to issue/provide, approval, consent or permission from or filing with such authorities and such third parties required to perform the Agreement;

      (3) provide all necessary documents to assist CPEDC in going through related procedures for change of business registration in relevant registration authorities;

      (4) after the conclusion of the Agreement, upon its receipt of any notice regarding the progress of the examination and approval procedures with the foreign and domestic authorities required for the transfer of Transferred Assets, CNODC shall notify PetroChina in writing of the information about such notice, as soon as possible;

      (5) make efforts to assist PetroChina to prepare and submit all legal documents that shall be prepared and submitted by PetroChina.

7.2   PetroChina shall:

      (1) pay the consideration indicated in Article 5.1 in cash to CPEDC, pursuant to the Agreement in a timely manner;

      (2) prepare and submit all legal documents that shall be prepared and submitted by it as required by the Examining and Approving Authorities, in order to perform the Agreement;

      (3) exert itself to assist CPEDC, CNODC and CAPC to prepare and obtain all legal documents required by the Examining and Approving Authorities;

      (4) exert itself to assist CPEDC, CNODC and CAPC to obtain all approval, consent, permission and filing of the government and the third party;

      (5) provide all necessary documents and assist CPEDC with procedures for change of business registration in relevant registration authorities;

      (6) notify CNODC as soon as possible of the fact that its shareholders' general meeting approves the Agreement by resolution.

7.3   CPEDC shall:


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      Convene the shareholders' meeting of CPEDC as soon as possible, after the closing of this Transaction, to elect its directors and amend its Articles of Association, apply for change of business registration to relevant registration authorities, and issue to CNODC and PetroChina respectively, the Capital Contribution Certificate reflecting the changed equity structure of CPEDC.

7.4 After the Agreement come into effect, PetroChina shall be entitled to appoint two observers to CPEDC, who shall have the right of information regarding the operations of CPEDC; CNODC and CPEDC shall enable such observers to exercise the aforesaid rights; at the request of such observers, CNODC and CPEDC shall provide them with all documents in relation to the operations of CPEDC.

                  ARTICLE 8 ARRANGEMENTS IN THE RELATED PERIOD

8.1. The parties hereby agree that, any change of CPEDC's assets and liabilities during the Related Period shall not impact PetroChina's payment of the consideration in the amount for the registered capital subscribed for by it in accordance with the Agreement. All income, expenditure and profit generated during the Related Period shall be attributable to the Transferred Assets and CPEDC Group.

8.2. The parties hereby also agree that, the parties shall, at the Closing Date, clear any expenses advanced and any income received on behalf of Transferred Assets by CNODC during the Related Period, including but not limited to shareholders' loans, borrowings and capital increase, the current accounts and the product sales income and profit gains, etc., during the Related Period. Within 30 days after the Closing Date, such expenses and income shall be settled by CPEDC and CNODC after the qualified auditor reviews and CNODC, PetroChina and CPEDC confirm such amount.

8.3. CPEDC shall not obtain any other assets and liabilities beyond Transferred Assets during the Related Period, without consent of PetroChina.

8.4. From the Effective Date of the Agreement to the Closing Date, unless specified otherwise herein or agreed by PetroChina in writing, or as mandatorily required by law or by examination and approval authorities, CNODC, CAPC and CPEDC shall:

      (1) operate the Transferred Assets on in the ordinary course of business;

      (2) maintain the Transferred Assets at conditions equivalent to that in the Base Date, except for wear and tear;


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      (3)   not transfer, mortgage or pledge the Transferred Assets, or provide guarantee for any other person with the Transferred Assets;

      (4) CPEDC Group shall not sign any agreement, such as loan agreement, that may increase the liabilities, unless it is necessary for normal operation;

      (5) not make any revision to any existing contract or agreement that is detrimental to the Transferred Assets;

      (6) perform the Agreement after being executed or any other documents in relation to Transferred Assets and its business in a timely manner;

      (7) not release anyone from any debts owed to CPEDC Group or waive any claim of CPEDC Group;

      (8) not make a compromise, settlement, withdrawal or waiver of rights in any form with respect to any action or arbitration or any other legal proceedings pending, in relation to CPEDC Group;

      (9) not issue or plan to issue any additional equity or convertible bonds of CPEDC Group or grant any subscription right or similar rights to the aforesaid equity or convertible bonds, unless otherwise specified in any agreement/contract binding upon CNODC and/or CAPC and/or CPEDC.

                   ARTICLE 9 LIABILITY FOR BREACH OF CONTRACT

9.1 CNODC, CAPC and/or CPEDC shall be entitled to claim on PetroChina for compensation for any direct loss and damage incurred by them, and any costs and expenses arising from any action or claim incurred by them due to the nonperformance or incomplete performance by PetroChina of any of its obligations under the Agreement or breach of any provision hereof. PetroChina shall not recover such compensation from CPEDC after having paid the same.

9.2 PetroChina shall be entitled to claim on CNODC for compensation for any direct loss and damage incurred by it, and any costs and expenses arising from any action or claim incurred by it due to the nonperformance or incomplete performance by CNODC, CAPC and/or CPEDC of any of their respective obligations under the Agreement or breach of any provision hereof. CNODC shall not recover such compensation from CPEDC after having paid the same.

9.3 Notwithstanding the provisions in Article 9.2 above, if CPEDC fails to fulfill or incompletely fulfills its obligations hereunder after the Closing Date, the other parties shall be entitled to claim on CPEDC for compensation for any direct loss and damage incurred by them, and any costs and expenses arising from any


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      action or claim incurred by them due thereto.

9.4 Notwithstanding any contrary provisions herein, if CNODC's breach of any of its representations and warranties set forth in Article 6 hereinabove results in any loss and damage to and/or cause any costs and expenses to PetroChina arising from any action or claim due thereto, the amount of loss that PetroChina can recover from CNODC for any individual claim shall be no less than RMB4,000,000 and the accumulative amount of loss that PetroChina can recover from CNODC for any individual claim shall be no less than RMB20,000,000; provided that the total amount of loss that can be recovered by PetroChina from CNODC hereunder shall not exceed 50% of the consideration for this Transaction. In case of any breach by CNODC, CPEDC or CAPC of any of their respective representations or warranties set forth herein, if PetroChina doesn't make any claim with respect thereto within twelve (12) months as of the Closing Date, CNODC shall not assume any compensation therefor.

9.5 Notwithstanding any contrary provisions herein, if PetroChina's breach of any of its representations and warranties set forth in Article 6 hereinabove results in any loss and damage to and/or cause any costs and expenses to CNODC and/or CAPC and/or CPEDC arising from any action or claim due thereto, the amount of loss that CNODC, CAPC or CPEDC can recover from PetroChina for any individual claim shall be no less than RMB4,000,000 and the accumulative amount of loss that CNODC, CAPC or CPEDC can recover from PetroChina for any individual claim shall be no less than RMB20,000,000; provided that the total amount of loss that can be recovered by CNODC, CAPC or CPEDC from PetroChina hereunder shall not exceed 50% of the consideration for this Transaction. In case of any breach by PetroChina of any of its representations or warranties set forth herein, if CNODC, CAPC or CPEDC doesn't make any claim on PetroChina within twelve (12) months as of the Closing Date, PetroChina shall not assume any compensation therefor.

9.6 Any tolerance, grace, preferential treatment granted by any party to any other party or delay of any party to exercise any of its rights hereunder shall not affect, damage or limit any rights or interests that such party shall have under the Agreement and any laws and regulations, nor shall be considered as such party's waiver of any of its rights or interests under the Agreement, nor release the other parties from any of their obligation under the Agreement.

9.7 All rights under the Agreement shall be cumulative and not prejudice any other right or remedy specified in laws.


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9.8   Notwithstanding the above agreement, all of the parties agree that, none of the parties hereto shall assume the default responsibility if the Closing of this Transaction fails to occur as a result of the failure to obtain from any of the Examining and Approving Authorities any approval/ratification for any reason, and the parties shall assume their respective costs arising out of or from this Transaction.

                            ARTICLE 10 FORCE MAJEURE

10.1 None of the parties shall be considered in default if it is unable to perform this Agreement due to the occurrence of a force majeure event; provided that such party shall make all necessary remedies if practicable to mitigate the loss arising from the occurrence of the force majeure event.

10.2 Any party who encountered the force majeure event shall notify the other parties thereof in writing as soon as possible, and submit a report to the other parties, stating the reasons for its inability to perform its obligations under the Agreement either in whole or in part and for any extension to perform its obligations, within fifteen (15) days after the occurrence of the force majeure event and such party shall take all actions practicable to mitigate the loss. If any force majeure event occurs, any party shall not be responsible for any damage and additional expense and loss suffered by the other parties due to the failure to perform or any delay in the performance of obligations hereunder. The party claiming force majeure shall take proper measures to mitigate or remove the impact thereof and try to resume the performance of the obligations hereunder affected by force majeure as soon as practicable.

                           ARTICLE 11 CONFIDENTIALITY

Each party shall treat all details about the Agreement and this Transaction, the interrelationship among the parties and the documents provided to each other hereunder as confidential materials, and without prior written approval by the other parties, shall not disclose any of such materials to any party other than the parties hereto in any way except for the purpose of this Transaction, except for any disclosure to relevant agents, financial institutions and regulatory authorities for the purpose of the Agreement.

                            ARTICLE 12 GOVERNING LAW


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The conclusion, effect, interpretation and performance of and settlement of any dispute arising from the Agreement shall be governed by the laws of the People's Republic of China.

                          ARTICLE 13 DISPUTE SETTLEMENT

13.1 Any dispute arising out of or from the Agreement shall be settled through friendly negotiations between the parties, and may be referred to arbitration if it is failed to be resolved through negotiation.

13.2 Such dispute shall be submitted to and resolved by China International Economic and Trade Arbitration Commission for arbitration in Beijing in accordance with its arbitration rules.

13.3 The award of China International Economic and Trade Arbitration Commission shall be final and binding upon all the parties. The arbitration costs shall be assumed by the losing party.

13.4 Pending resolution of any dispute, the parties shall continue to perform the Agreement other than any matter under dispute.

                                ARTICLE 14 NOTICE

14.1 All communications between the parties regarding the Agreement shall be delivered to each party at the following addresses by mail, facsimile, telex or in other written form:

      China National Oil and Gas Exploration and Development Corporation Central Asia Petroleum Company Ltd.
      China Petroleum Exploration & Development Company Ltd.

           To:            Zhao Ying
           Tel:           010-58551820
           Fax:           010-58551007

      PetroChina Company Limited
           To:            He Jia
           Tel:           010-84886219
           Fax:           010-84882208

14.2 In case of change of the contact person or any other contact information of any


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      party, such party shall notify the other parties in writing seven (7) days in advance.

                           ARTICLE 15 ENTIRE AGREEMENT

15.1 The Agreement constitutes the entire and sole agreement among the parties regarding this Transaction, and supersedes any other prior understandings, arrangements and agreements among the parties regarding this Transaction.

15.2 All of the exhibits hereto shall constitute a valid integral part hereof and shall have the equal legal effect as the Agreement.

             ARTICLE 16 EFFECTIVENESS OF AND AMENDMENT TO AGREEMENT

16.1 The Agreement shall be signed by the authorized representatives of all of the parties on the date first written above, and shall become effective from the date when all of the parties have obtained all necessary internal corporate authorizations and approvals required for the execution and performance of the Agreement.

16.2 Any amendment and modification to the Agreement shall not be effective unless made in accordance with Article 16.1 above.

                    ARTICLE 17 COUNTERPARTS OF THE AGREEMENT

The Agreement shall be executed in Chinese in fifteen (15) originals, with each party to hold two and the remaining originals to be submitted to the competent industrial and commercial administrative authorities and other relevant governmental departments. Each original of the Agreement shall have the equal legal effect.

                            ARTICLE 18 MISCELLANEOUS

18.1 CNODC hereby agrees to transfer, the Transferred Assets owned by it either directly or indirectly, to CPEDC and/or its subsidiaries without any consideration. All of the parties will make best to cause the closing conditions for all Transferred Assets to be satisfied before 10 December 2005.

18.2 Any matter not covered hereunder shall be set forth in a supplementary agreement by and among the parties which shall be attached hereto as an exhibit. Such supplementary agreement shall not be effective unless made in accordance with Article 16.1 above.

18.3 After consummation of this Transaction, CNODC will transfer all of its equity in CPEDC to CNPC free of consideration, according to CNPC's arrangement. PetroChina hereby agrees upon such transfer and also agrees to waive its preemption.

18.4 CNODC and CPEDC shall be responsible for any tax and expense arising out of or from the transfer of Transferred Assets from CNODC and/or its subsidiaries to CPEDC and/or its subsidiaries in accordance with the relevant laws and regulations.

18.5 Except as provided in Article 18.4 above, each party shall be solely responsible for any tax imposed on it due to its execution and performance of the Agreement pursuant to the relevant laws and regulations.

18.6 After the Closing Date, CPEDC will, at the appropriate time, convert part of its capital surplus resulted from CNODC's assets transfer to it and PetroChina's subscription for its registered capital into its own additional capital stock.

18.7  Non-competition

      (1)   Non-competition

            After the Closing Date, CNODC and its controlling enterprises will not compete with CPEDC Group in the oil/gas exploration, development, production, pipelines, refining and chemical businesses in any overseas region other than Special Regions.

      (2)   Pre-emption Rights

            i) After the Closing Date, for any assets other than the Transferred Assets in relation to oil/gas exploration, development, production, pipelines, refining and chemical businesses in any overseas region other than Special Regions, owned by CNODC or its controlling companies, CPEDC shall have Preemption Rights to such assets after PetroChina becomes its shareholder;

            ii) After the Closing Date, subject to the consent by CNODC and PetroChina, in case of any adjustment to the Special Regions which makes the countries/regions where the overseas assets in relation to oil/gas exploration, development, production, pipelines, refining and chemicals owned by CNODC or its controlling companies are not covered by the Special Regions any longer, CPEDC shall have Preemption Rights to such assets after PetroChina becomes its shareholder.

18.8 After the Agreement becomes effective till the Closing Date, CNODC shall disclose any newly obtained information about any relevant overseas oil/gas exploration, development, production, pipelines, refining and chemical businesses other than Special Regions, to PetroChina as soon as possible, after CNODC has indicated any substantial intention for acquisition, without any breach of CNODC's obligations under any contract signed by it.

[Signature Page]


China National Oil and Gas Exploration and Development Corporation (seal)

Authorized representative: Wang Dongjin




Central Asia Petroleum Company Ltd. (seal)

Authorized representative: Wu Enlai




PetroChina Company Limited (seal)

Authorized representative: Wang Guoliang




China Petroleum Exploration & Development Company Ltd. (seal)

Authorized representative: Wu Dongshan

Exhibit 1:

      PROJECTS OWNED BY CPEDC GROUP AFTER CLOSING OF ALL TRANSFERRED ASSETS

1.    Development projects in Caracoles and Intercampo oilfields in Venezuela;

2.    Orimulsion project in Venezuela;

3.    Block 11 project in Ecuador;

4.    Block 1-AB/8 in Peru;

5.    Block 6/7 in Peru;

6.    8 projects in Canada;

7.    Bilma project in Niger;

8.    Tenere project in Niger;

9.    Block H project in Chad;

10.   ADAR upstream and downstream integration project in Algeria;

11.   Block 350 project in Algeria;

12.   Block 102a/112 project in Algeria;

13. Akjubin projects (Zhanazhol field/Kenkyak (post-salt) field and (per-salt) field) and Central territory of eastern part in Kazakhstan;

14.   Kenkiyak-Atyrau Pipeline project in Kazakstan;

15.   North-Buzachi project in Kazakstan;

16.   Bars project in Kazakstan;

17.   KK project in Azerbaijan;

18.   Gobustan project in Azerbaijan;

19.   Block 5 project in Oman;

20.   Projects in 4 blocks, including Yangpu in Beibuwan Basin,
      Huangtong-Bailian in Fushan Depression, Jinfeng in Fushan Depression and Huachang in Beibuwan Basin, in Hainan, China.

Exhibit 2:


                     ORGANIZATIONAL STRUCTURE OF CPEDC GROUP
                   AFTER THE CLOSING OF ALL TRANSFERRED ASSETS

Exhibit 3:

                 FURTHER REPRESENTATION AND WARRANTIES OF CNODC

For the purpose of this Transaction, in addition to the existing representations and warranties, CNODC further makes the following representations and warranties in accordance with Article 6.3 in the Agreement. Except for the information disclosed to PetroChina prior to the execution date of the Agreement, to the extent that CNODC knows and it should know as a shareholder of CPEDC Group companies:

1.    CORPORATE STATUS AND FORM OF CPEDC GROUP

1.1 Each of the entities of CPEDC Group is duly established and validly existing in compliance with laws in the jurisdiction in which it is incorporated, legally owns its assets, and is not subject to receivership, liquidation, bankruptcy or winding-up nor does there exist any measure or petition for its receivership, liquidation, bankruptcy or winding-up.

1.2 CPEDC Group conducts its businesses legally and has obtained all licenses and approvals required for the conduct of its business, which are all legal and valid. It has not received any notice of an intention to terminate or modify any of the aforesaid licenses and approvals, nor has it been aware of any matter that impedes or affects any extension or renewal of any of such licenses and approvals.

1.3 CPEDC Group doesn't create any mortgage, pledge, lien, restriction, preemption rights, third party interests or encumbrance or security interest in any other form or any other preferential arrangements on any of its assets, nor does there exist any fact that shall be disclosed or any material legal defect.

1.4 CPEDC's existing registered capital is RMB50 million, which have been fully paid up by CNODC and CAPC. As the sole shareholders of CPEDC, CNODC and CAPC hold all of the interests in CPEDC, free from mortgage, pledge, lien, restriction, preemption rights, third party interests, or encumbrance or security interest in any other form, or any other preferential arrangements, or any fact that shall be disclosed, or any material legal defect.

1.5 CPEDC Group complies with its articles of association or other organizational documents in all material aspects. It does not surpass its power or fail to obtain any authorization in the conduct of its business, execution of any contracts, making any undertakings or exercise of any of its rights.

1.6   CPEDC's book of minutes of board meetings and shareholders' meetings of

      CPEDC include the complete and accurate records of all resolutions passed by the board and shareholders of CPEDC.

1.7 The execution and performance of the Agreement will not constitute any violation or any material breach of any provision of any agreement, instrument, law, award, order, permit, license or consent by which CPEDC Group is bound.

1.8 CPEDC Group's continued operation of its existing business will not conflict with or infringe upon any third party's rights in any way, including but not limited to land ownership, land use rights, oilfield exploration rights and oilfield exploitation rights.

1.9 CPEDC Group does no have any agreement or obligations with respect to its share capital, whether issued or not, or the issue of any share, bond, subscription right, stock option or other similar securities.

1.10 CPEDC Group has legal title to all of the assets set forth in the Appraisal Report and doesn't allow any creditor's right to be created on any of such assets. It has legal use rights to the assets used in the operation of its business.

1.11 CPEDC Group or CNODC or CAPC has not taken any action or omission that would result in circumstances under which CPEDC Group must or may be responsible for:

      (1) refunding any investment and financial support previously granted by any government;

      (2)   repaying any governmental loan; or

      (3) surrendering amount obtained by it under the preferential tax treatment or tax reduction or exemption.

1.12 Neither CPEDC Group nor any of its directors is involved, in any criminal act that has a material adverse impact on CPEDC Group's operation.

2.    FINANCIAL STATEMENTS AND ACCOUNTING RECORDS OF CPEDC GROUP

2.1   CPEDC Group's financial statements:

      (1) are complete and accurate in all aspects, and truly and fairly reflect CPEDC Group's assets and liabilities on the Base Date, and do not omit any debts or responsibilities;

      (2) are prepared in compliance with relevant laws and/or International Accounting Standards;

      (3) no material adverse changes have occurred to the financial conditions and prospects of the relevant business from the Base Date to the effective date of the Agreement;

      (4) reflect that the fixed assets of CPEDC Group have been depreciated at the depreciated at the depreciation ratio sufficient to reduce the value of such assets to nil not later than the expiration of their service life, after appropriate residual value of such fixed assets is deducted; and

      (5) disclose all contingent liabilities, commitments and deferred or advance taxes and make proper provision therefor.

2.2 All book credits of CPEDC Group, whether indicated on the financial statements of CPEDC or accrued since the Base Date, are valid and enforceable, and have been or can be liquidated for their nominal value.

2.3 Except as disclosed in the financial statements of CPEDC Group, as of the execution date hereof, CPEDC Group:

      (1) hasn't had any capital expenditure (other than any payment made under any contract that has been executed) or provided guarantee or made other material commitments;

      (2) has not made any borrowings except in the ordinary course of business.

2.4 None of the secured borrowing as disclosed in the financial statements of CPEDC Group exceeds the amount thereof as indicated therein, and all of the similar borrowings newly made after the Base Date have been disclosed to PetroChina in a timely manner.

2.5 Since the Base Date, there has no major adverse change to the financial conditions or prospects of the relevant business.

2.6   CPEDC Group's Accounting Records:

      (1) With respect to the relevant business and any changes to the relevant business occurred during the period from the Base Date to the execution date of the Agreement, CPEDC Group has established and prepared properly all necessary account books and records, and all such account books and documents that belong to or shall be held by CPEDC are maintained and held by CPEDC.

      (2)   All accounts, account books, ledgers and all accounting records:

            i) have been noted and completed adequately, properly and accurately;

            ii)  free from material error and deviation; and

            iii) record and reflect, truly and fairly, all transactions in relation to relevant businesses.

3.    TAXES OF CPEDC GROUP

3.1 All taxes payable by CPEDC Group, including any tax due and advance tax, have been paid.

3.2 All tax returns and related materials to be prepared or filed by CPEDC Group for the purpose of any tax have been prepared or filed in time and on a proper basis, and are true and accurate when prepared and consistent to the fact at the time of filing thereof; any aforesaid will not or may not lead to any dispute with any tax authorities.

3.3 CNODC has disclosed to PetroChina in detail of any and all of the transactions entered into by CPEDC Group that are subject to approval or permission by the competent tax authorities.

3.4 CPEDC Group and/or CAPC and/or CNODC have not taken any action that causes CPEDC Group to assume any tax that is otherwise to be assumed by any party other than CPEDC Group.

3.5 All remuneration, compensation, retirement or severance payment and other amounts paid or payable to all of the current/former employees or executives of CPEDC Group and all interests, annuities, patent royalty, rent and other annual payment may be deducted before tax or treated in other method as approved by tax authorities.

3.6 All documents to which CPEDC Group is a party, or that constitute part of ownership of any entity of CPEDC Group to any assets, or in the enforcement of which any entity of CPEDC Group has or may have interests, and for which stamp tax or similar taxes shall be paid, have been stamped or granted with tax exemption.

3.7 The materials submitted by CPEDC Group to relevant governmental authorities and departments with respect to import or export of any goods are true and accurate at submission; CPEDC Group has complied with all ordinances, rules, orders, instructions or conditions regarding import and export of goods and all custom affairs; and all duties payable by CPEDC Group have been paid in full within the applicable time limit.

3.8 CPEDC Group has reported in full detail its provision of benefits to its directors or employees to relevant tax authorities and the services provided by any individual to CPEDC Group as required by applicable tax laws.

3.9 CPEDC Group has made withholdings and disclosures to the authorities with respect to any item for which it is obligated or entitled to make tax withholding.

3.10 CNODC agrees to be fully responsible for or compensate for any accrued taxation obligations of CPEDC Group that are payable but not paid, except for those disclosed in the financial statements of CPEDC, unless otherwise provided herein.

3.11 CPEDC Group does not have any tax dispute or suffer from any tax penalty, and the existing tax preferences enjoyed by CPEDC Group have not ceased or been deprived of. CNODC agrees to be fully responsible for or compensate for any tax penalty incurred during the Related Period.

4.    PROCEEDINGS OF CPEDC GROUP

4.1 CPEDC Group has not been involved in any Major Proceedings and there does not exist any fact or situation at present that may involve CPEDC Group in any Major Proceedings, other than the collection of accounts receivable in the ordinary course of business.

4.2 None of the properties of CPEDC Group has been sealed up, frozen or subject to any other enforcement actions by any administrative and/or judicial authority.

5.    LABOR RELATIONS OF CPEDC GROUP

CPEDC Group complies with the applicable laws and regulations and all of the responsibilities to its employees under labor contracts in all material aspects, and there is no material labor dispute involving a value/claim exceeding US$1 million individually pending between CPEDC Group and any of its employees.

6.    ENVIRONMENTAL PROTECTION

6.1 CPEDC Group complies with the laws and regulations regarding environmental protection in all material aspects.

6.2 CPEDC Group is not threatened with any civil, criminal or administrative claim, investigation, complaint or lawsuit, in relation to environmental protection that may result in a loss of US$3 million or more to CPEDC Group.

7.    CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY

7.1 None of the confidential information used by CPEDC Group infringes upon the legal rights of any third party to such confidential information.

7.2 CPEDC Group has legal ownership or use rights to any and all of the intellectual properties used by it and its ownership or use thereof does not infringe upon the intellectual properties of any third party.

8.    INSURANCE

8.1 CPEDC Group has taken out insurance for its production and operation in accordance with good commercial practice in international oil industry, and CPEDC Group does not take any action or omission that may lead to the invalidity of any of its insurance policies.

8.2 All materials provided in order to obtain or renew CPEDC Group's insurance policies are correct, detailed and accurate at the time of provision.

8.3 CPEDC Group has not incurred any loss that is not covered under insurance, or waived any substantial or valuable right, or allowed any insurance to become invalid.

9.    ARRANGEMENTS WITH RELATED PERSONS

All pecuniary arrangements between CPEDC Group and any of its directors, senior officers or shareholders have been correctly reflected in the account books of CPEDC Group.

10.   ACCURACY OF MATERIALS PROVIDED

All materials provided by CNODC, CAPC and CPEDC for the purpose of this Transaction are true, accurate and free of material omission.

11.   FURTHER WARRANTIES

Except the exercise of its rights as a shareholder of CPEDC in accordance with the Articles of Association of CPEDC and relevant laws and regulations, CNODC warrants that:

11.1 After the Closing Date, none of the Transferred Assets will be involved in or relate to any assets in Special Regions in any way.

11.2 During the Related Period, CNODC will not transfer any assets in Special Regions in any way to CPEDC Group.

11.3 After the Closing Date, CPEDC Group will be completely independent of the management of CNODC's assets in Special Regions, including but not limited to:

      (1)   setting separate management structure and workflow;

      (2) establishing management functions and personnel independent from each other;

      (3) being independent in financial matters, such as routine finance and accounts management, capital flows, preparation of financial statements; and

      (4) CPEDC Group will not enter into any connected transaction with any assets in Special Regions of CNODC or with the business activities relating thereto.

      Exhibit 4:

                             ARTICLES OF ASSOCIATION
          OF CHINA PETROLEUM EXPLORATION & DEVELOPMENT COMPANY LIMITED

      In order to meet the requirements of the socialist market economy and improve the productivity, China Petroleum Exploration & Development Company Limited ("the Company") is jointly established by China National Oil and Gas Exploration and Development Corporation ("Party A") and PetroChina Company Limited ("Party B"), in accordance with Company Law of the People's Republic of China ("Company Law") and other relevant laws and regulations. In this regard, these Articles of Association are hereby formulated.

                    CHAPTER 1 NAME AND ADDRESS OF THE COMPANY

Article 1 Name of the Company: China Petroleum Exploration & Development Company Limited.

Article 2 Address: International Investment Building D, Fuchengmen Beidajie, Xicheng District, Beijing, 100034

            CHAPTER 2 OBJECTIVES AND SCOPE OF BUSINESS OF THE COMPANY

Article 3 Scope of business: the development of exploration technologies of oil and gas fields; the investments in crude oil, natural gas and refining & chemical projects; the investments in crude oil, natural gas and oil product pipeline projects; the contracting of oil operations and services; the import and export of goods and technologies; acting as the import and export agent; the consulting service and technical exchange regarding foreign trade; the sale of equipment, apparatuses & instruments and parts as well as mud materials, crude oil, special chemical and petrochemical products for oilfields (excluding hazardous chemicals and Class I precursor chemicals) .

                   CHAPTER 3 THE COMPANY'S REGISTERED CAPITAL

Article 4   The registered capital of the Company shall be RMB 100,000,000.

Article 5 Any increase or decrease in the registered capital of the Company shall be subject to the unanimous approval of all of the shareholders of the Company through resolutions adopted at a duly convened shareholders' meeting.

Article 6 If the Company intends to increase its registered capital, the parties to the Company shall have the right to subscribe for such increased registered capital in proportion to the percentage of their respective equity interest in the Company. If either party to the Company is unwilling to exercise its aforesaid right, the other party may subscribe for the portion of the registered capital of the Company that should be subscribed for by such party. In such case, the parties' shareholding in the Company shall be adjusted accordingly.

Article 7 In case the Company intends to reduce its registered capital, it is also required to notify its creditors of its intention, within ten
            (10) days, and shall make public announcements on a newspaper at least three times within thirty (30) days, as of its adoption of the shareholders' resolutions therefor. In the event any change to its registered capital, the Company shall carry out procedures for registering such change with the registration authority in accordance with relevant laws.

             CHAPTER 4 FORM, AMOUNT AND PERCENTAGE OF SHAREHOLDERS'
                              CAPITAL CONTRIBUTIONS

Article 8 The form, amount and percentage of shareholders' capital contributions shall be as follows:

                             FORM          AMOUNT            PERCENTAGE(%)
                                        (RMB'0000)
            PARTY A:         Cash           5000                50%
            PARTY B:         Cash           5000                50%

Article 9 The Company, is a limited liability company established in compliance with laws of the People's Republic of China (the "PRC"), and Party A and Party B shall be responsible to the Company to the limit of their respective contributions to the registered capital of the Company as specified in the Capital Contribution Agreement. Party A and Party B shall share the profit of the Company and be responsible for the risks and losses of the Company in proportion to their respective percentage of contribution to the registered capital of the Company.

Article 10 After both Party A and Party B have paid in full their respective subscribed contributions to the registered capital of the Company as specified above, the Company shall retain an accounting firm registered in the PRC to verify the capital contribution of each party and issue a capital contribution verification report, and on the basis thereof, the Company shall issue the certificate of capital contribution to each of the shareholders. The capital contribution certificate shall set forth the corporate name, date of establishment, name of each shareholder of the Company, amount of contribution to the registered capital of the Company subscribed for by each Party A and Party B, the date of payment of capital contribution, and date of issue of the capital contribution certificate.

                 CHAPTER 5 SHAREHOLDERS' RIGHTS AND OBLIGATIONS

Article 11  Each shareholder of the Company shall enjoy the following rights:

            (1) to attend in person or by proxy shareholders' meetings of the Company and to have and exercise voting rights in proportion to its respective capital contributions;

            (2)   to understand the Company's operational and financial status;

            (3) to elect members of the board and of the supervisory committee;

            (4) to receive dividends and transfer the contributions in accordance with relevant laws, regulations and these Articles of Association;

            (5) to pre-emption rights to the contribution transferred by the other shareholder;

            (6) to subscribe for the increased registered capital of the Company on a priority basis;

            (7) to share the residual proprieties of the Company upon its termination;

            (8) to have the right to review and audit the minutes of shareholders' meetings and the financial reports of the Company.

Article 12 The shareholders of the Company shall assume the following obligations:

            (1)   to comply with the Company's Articles of Association;

            (2)   to pay in full their subscribed capital contributions on time;

            (3) to assume limited liabilities for the Company's debts to the limit of their respective subscribed capital contributions to the Company;

            (4) not to withdraw their capital contributions after completion of the required procedures for registration of the the Company.

    CHAPTER 6 CONDITIONS FOR SHAREHOLDERS' TRANSFER OF CAPITAL CONTRIBUTIONS

Article 13 Shareholders may transfer between themselves all or part of their capital contributions; provided that such transfer shall ensure that the number of shareholders of the Company shall meet the number as specified under the Company Law.

Article 14 Any shareholders' transfer of any capital contribution of the Company shall be subject to consideration and approval by the shareholders' meeting of the Company. Where any shareholder transfers its capital contribution to a person other than a shareholder, the unanimous consent of all shareholders is required. Any shareholder who does not consent to such transfer shall purchase the capital contribution to be transferred, and shall be deemed to have agreed to such transfer if it does not purchase such capital contribution. With respect to any capital contribution that may be transferred by any shareholder upon the consent of all of the shareholders, other shareholders shall have Preemption Rights thereto on the same conditions.

Article 15 When any shareholder of the Company transfers its capital contribution to any third party other than the existing shareholders of the Company, and/or the Company admits new shareholders in any way, the transferor and/or the existing shareholder of the Company shall cause such transferee and/or new shareholder of the Company to accept, comply with and perform all regulations herein, including but not limited to the provisions set forth in Articles 23 to 28 (meaning the provisions hereinbelow regarding the shareholders' authorization to the board for consideration and approval and the composition of the board), unless the aggregate shares of the Company held by Party A and party B after such transfer and/or capital increase are less than 50% (not inclusive) of the Company's registered capital. Such transferee and/or new shareholder shall, commencing from the date on which it becomes a shareholder of the Company formally, accept, comply with and perform all provisions of these Articles of Association, including but not limited to the provisions set forth in Articles 23 to 28.

Article 16 After the consummation of a shareholder's transfer of its capital contribution in accordance with the law, the Company shall record in its shareholder register the name, domicile and amount of the capital contribution by the transferee.

                         CHAPTER 7 SHAREHOLDERS' MEETING

Article 17 The shareholders' meeting of the Company shall be composed of all shareholders of the Company. It shall be the Company's highest authority and exercise the functions and powers as follows:

            1. to decide on the Company's annual operational policies and investment plans;

            2. to elect and replace directors and to decide on matters relating to the remuneration of directors;

            3. to elect and replace supervisors and to decide on matters relating to the remuneration of supervisors;

            4. to examine and approve the annual report of the board of directors;

            5. to examine and approve the annual report of the supervisory committee;

            6. to examine and approve the Company's proposed annual financial budget and final accounts;

            7. to examine and approve the Company's profit distribution plans (including cash and bonus) and loss recovery plans;

            8. to resolve on the increase or decrease of the Company's registered capital;

            9.    to resolve on the issue of bonds by the Company;

            10. to resolve on the transfer by either shareholder of its capital contribution to any person other than shareholders of the Company;

            11. to resolve on such issues as the merger, division, change in corporate form, dissolution or liquidation of the Company;

            12.   to amend the Company's Articles of Association.

Article 18  With respective any matter set forth in items 1, 6, 7 and 9 under
            Article 17, the board of directors shall first make a proposal and then submit the same to the shareholders' meeting for consideration. All of the shareholders shall vote in favor of such proposal and the shareholders' meeting shall adopt unanimous resolutions approving such proposal.

Article 19 The shareholders' meeting shall be convened by the board of directors and presided over by Chairman of the board. If the Chairman of the board of directors is unable to perform his/her duties for a particular reason, the vice-chairman or another director designated by the Chairman shall preside over the meeting.

Article 20 Shareholders shall exercise their voting rights at shareholders' meetings in proportion to their respective capital contributions to the Company.

Article 21 Shareholders' meetings may be regular meetings or extraordinary meetings. The Company shall notify all of its shareholders of each shareholders' meeting fifteen (15) days before the date on which such meeting is to be held. Subject to unanimous consent of all shareholders, the above notice period of the shareholders' meeting may be shortened. The regular shareholders' meetings shall be convened once a year. The extraordinary shareholders' meetings cannot be held unless Party A or Party B, three or more board directors or the supervisory committee of the Company shall propose to do so.

Article 22 A shareholders' meeting shall adopt resolutions on the matters submitted to it for consideration. Any resolution of the Company at the shareholders' meeting shall require the approval of the affirmative votes of the shareholders representing more than two-thirds or more of the voting rights of the Company, except as otherwise provided herein. A resolution of the Company at the shareholders' meeting for any increase or decrease of the registered capital, division, merger, dissolution or change in corporate form of the Company, or amendment of these Articles of Association shall require the unanimous approval of all of the shareholders. Minutes shall be made for each shareholders' meeting to record decisions on each matter considered at such meeting, which shall be signed and sealed by the shareholders present at such meeting.

                          CHAPTER 8 BOARD OF DIRECTORS

Article 23 The Company shall have a board of directors, which shall consist of seven members (including the chairman), three of them shall be elected from the candidates nominated by Party A and four of them shall be elected from the candidates nominated by Party B, all of whom shall be elected and appointed by the shareholders' meeting. Either shareholder shall cast the affirmative vote on any candidate for director of the Company nominated by the other party and the shareholders' meeting shall unanimously approve the election of such candidates and appoint such candidates as directors of the Company.

Article 24 The term of office of each director is three years, and may be renewable upon re-election at the expiry of his/her term. The term of office of each director shall commence on the date when he/she is elected as director of the Company at a shareholders' meeting. The shareholders' meeting may not without reason remove any director (including the chairman) from office before the expiry of the term of office of such director.

Article 25 Any candidate for director of the Company nominated by Party B may not hold a concurrent post in China National Petroleum Corporation or any of its affiliated companies (excluding Party B or any of its subsidiaries covered in Party B's consolidated financial statements); otherwise, he/she must resign from aforesaid post before the formal appointment as director of the Company by the shareholders' meeting of the Company.

Article 26 Party B hereby undertakes irrevocably that, in no case (including when Party A transfers all of its capital contribution in the Company to a third party), Party B will abandon its seats of directors granted by Article 23 herein, and also undertakes that, when any director nominated by Party B resigns or is dismissed by the board of directors of the Company, Party B shall nominate new candidate for director within a reasonable period and submit such nomination to the shareholders' meeting of the Company for election and appointment. Party A respects and agrees upon Party B's above arrangements.

Article 27 The board of directors of the Company shall have a chairman, who will be elected and appointed by the board of directors.

Article 28 The board of directors shall be responsible to the shareholders' meeting and shall exercise the following powers:

            1. to be responsible for convening shareholders' meetings and reporting on its work to the shareholders' meeting;

            2.    to implement the resolutions of the shareholders' meetings;

            3. to decide on the annual operational plan and investment plan of the Company;

            4. to formulate the Company's proposed annual financial budget and


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

                  final accounts;

            5. to formulate plans for profit distribution and recovery of losses;

            6. to formulate plans for any increase or decrease of the Company's registered capital;

            7.    to formulate plans for issuing the corporate bond;

            8. to formulate plans for the merger, division, change in corporate form and dissolution of the Company;

            9. to decide on the structure of the Company's internal management;

            10.   to formulate the Company's basic management system;

            11. to appoint or dismiss the Company's general manager and pursuant to the general manager's nomination to appoint or dismiss the deputy manager and the chief financial officer of the Company and decide on their respective remunerations;

            12. to decide on any external borrowing or guarantee with a value exceeding 10% of the annual budget and not covered under the Company's annual operational plan.

Article 29  The rules for board meetings of the Company shall be as follows:

            1. Meetings of the board of directors shall be held at least twice each year and shall be convened and presided over by the Chairman. The Chairman shall convene an extraordinary meeting of the board of directors if it so requested by two or more directors or the supervisory committee or the General Manager.

            2. In the case of a regular board meeting, the Chairman shall issue a notice in writing to all directors ten (10) working days prior to the convention of such meeting, stating the date, time, venue and agenda of such meeting. In the case of an extraordinary meeting, the Chairman shall notify all directors in writing of aforesaid items five (5) working days prior to the convention of the meeting.

            3. Notice of a meeting shall be deemed to have been given to any director who attends the meeting without protesting against, before or at its commencement, any lack of notice.

            4. The board meeting may be held by telephone or any other electronic audiovisual means in which ways the participants can hear and communicate with each other at all times. Any directors or proxies attending a board the meeting by aforesaid means shall be deemed to be present the meeting in person.

            5. Where the Chairman is unable to hold, attend or preside over the


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

                  meeting for any reason, he/she shall authorize the Vice Chairman or any other director to do so on his/her behalf.

            6. Any director who is unable to attend a board meeting may by issuing a power of attorney entrust any other person (who must also be a director of the Company) to participate in the meeting on his/her behalf. The power of attorney shall be submitted to the Chairman or convener of the relevant board meeting at the commencement of such meeting. The proxy so entrusted is entitled to equivalent rights and powers to that of the entrusting director, including vote casting. One proxy may represent one or more directors if so entrusted. Except for his/her own rights and powers as a director, the proxy entrusted may have more than one voting rights.

            7. Where a director is unable to attend a meeting of the board of directors and has not appointed a representative to attend such meeting on his/her behalf, he/she shall be deemed to have waived his/her right to vote at such meeting.

            8. Each director shall have one (1) vote. The Chairman shall not have a second vote or the power of veto

            9. If a director or any other enterprise in which he/she is employed is interested, directly or indirectly, in any existing or potential contract, transaction or arrangement (excluding the employment contract) of the Company, no matter whether related things need to be approved by the board of directors generally, such director shall disclose to the board of directors the nature and extent of such interest as soon as possible.

                  If a director is interested in any matter as mentioned above to be resolved at the board meeting, such director shall excuse him/herself from such meeting, shall not have any voting right in respect of such matter and shall not be counted in the quorum of such board meeting. When there is dissent as to the existence of such interest, it shall first be discussed whether such director has any interest in such matter before such matter is reviewed, and the aforesaid avoidance procedure shall be carried out if more than two-thirds of directors consider such interest does exist.

            10. Detailed minutes shall be kept for each board meeting and signed by all directors and proxies present at such meeting. Such minutes shall be kept by the Company in the period when the Company survives. All of the shareholders and directors of the Company may review the minutes of board meetings in the office of the Company during normal business hours.

            11. The Company shall be responsible for reasonable expenses incurred by directors and proxies in their attendance at board meetings, including travel and accommodation costs. For the purpose of voting at a board meeting, directors may seek the assistance of legal, financial and management professionals when they believe necessary, at the Company's cost.

            12. Board meetings shall be conducted in accordance with the procedures stipulated herein and every item on the agenda shall be properly discussed as necessary and set forth in written board resolutions if necessary. All such written records, including any resolutions passed, shall be distributed to all directors for review and approval after each board meeting.

            13. Each director shall keep secret all matters discussed at the board meetings, and shall not reveal the information thereof to any third party without the approval of the board of directors, unless required otherwise by laws or regulations.

Article 30 Unless otherwise provided herein, any decisions made by the board of directors on any matters discussed at any board meeting shall require the affirmative votes of more than half of all of the directors, and shall be set forth in meeting minutes which shall be signed by the directors present at such meeting.

Article 31 The directors shall be responsible for all the resolutions of the board of directors. If any resolution of the board of directors violates any law, administrative regulation or the Company's Articles of Association, which results in serious losses to the Company, the directors participating in the adoption of such resolution shall be liable for compensating the Company. However, if it can be proven that a director expressly objected to the resolution when the resolution was voted on, and that such objections were recorded in the minutes of the meeting, such director may be free of liability.

Article 32 The Chairman of the board of directors shall be the legal representative of the Company, and shall be elected and removed by the board of directors, for a term of three (3) years. At the expiry of such term, such term is renewable if the Chairman is re-elected. Before the expiry of the term, the board of directors shall not remove the Chairman without proper reason.

Article 33 The Chairman of the board of directors shall exercise the following powers:

            1. to exercise his/her authority as legal representative of the Company;

            2.    to preside over shareholders' meetings;

            3. to convene and preside over meetings of the board of directors;

            4. to check on the implementation of resolutions passed by the board of directors and report to the shareholders' meeting the result of such checking;

            5.    to sign relevant documents on behalf of the Company;

            6. to exercise extraordinary power of decision and disposition on the Company's affairs in event of emergency such as war and ultra serious natural disaster, provided that such decision and disposition shall be in the Company's interests, and shall report to the board of directors and/or the shareholders' meeting after having made such decision and disposition;

            7.    to exercise other powers conferred by the board of directors.\

            When the Chairman is unable to exercise his/her powers, he/she shall designate a Vice Chairman/director to exercise such powers on his/her behalf.

Article 34 The Company shall have one Secretary to the Board, who shall be appointed by the board of directors.

Article 35 The Company may formulate detailed Rules of Procedure of the Board of Directors as required. The Rules of Procedure of the Board of Directors shall not conflict with these Articles of Association and shall be subject to the consideration and approval by the shareholders' meeting.

         CHAPTER 9 THE COMPANY'S OPERATION AND MANAGEMENT ORGANIZATIONS

Article 36 The Company shall set up operation and management organizations subordinate to the board of directors to be responsible for the Company's routine operations and managements of the Company. Such organizations shall have one general manager who will be appointed by the board of directors, and several vice general managers who will be nominated by the general manager, appointed by the board of directors and be responsible to the board of directors. The Company shall have a chief financial officer, who will be nominated by the general manager, appointed by the board of directors and be responsible to the board of directors.

Article 37 The general manager is responsible to the board of directors and exercises the following powers:

            1. to be in charge of the company's production, operation and management and direct the implementation of the resolutions of the board of directors;

            2. to direct the implementation of the Company's annual operational plan and investment plan;

            3. to make plans for the set up of the Company's internal management structure;

            4.    to formulate the Company's basic management system;

            5.    to formulate specific rules and regulations for the Company;

            6. to propose the appointment or dismissal of the Company's senior management including vice general managers and financial officers;

            7. to draft the employee salary, welfare and rewards and punishment systems, and to decide on the appointment and dismissal of the Company's employees;

            8. to handle important businesses on behalf of the Company with external parties subject to the authorization of the board of directors;

            9.    to propose the convention of extraordinary board meetings;

            10. other powers conferred by the Company's Articles of Association and the board of directors.

Article 38 General manager shall be present at meetings of the board of directors; provided that if he/she is not a director, he/she shall not have voting right at any board meeting.

Article 39 In exercising their powers, general manager and vice general managers shall not alternate the resolutions of the shareholders' meeting or the board of directors or go beyond their powers.

Article 40 In exercising their powers, general manager and vice general managers shall act honestly and diligently and in accordance with laws, administrative regulations and the Company's Articles of Association.

Article 41 General manager and vice general managers shall serve a term of three (3) years, and may be appointed by the board of directors successively


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

            through re-nomination.

Article 42 The board of directors may remove the general manager and the vice general managers from their position and terminate their term at any time by resolutions.

                        CHAPTER 10 SUPERVISORY COMMITTEE

Article 43 The Company shall have a supervisory committee. It shall be the permanent supervisory organization and responsible for supervising the board of directors and its members as well as such senior management as general manager, vice general managers and chief financial officer, to prevent them from abusing their positions and infringing the legal interests of any shareholders, the Company or employees of the Company.

Article 44 The supervisory committee shall be made up of representatives of shareholders and a reasonable proportion of representatives from the Company's employees. The Company shall have three supervisors, one of whom shall be selected from the candidates nominated by Party A, one from the candidates nominated by Party B and one from the representatives of employees.

Article 45 The representatives of shareholders in the supervisory committee shall be elected by shareholders' meeting, and the representatives of employees shall be elected by the Company's employees democratically. The supervisory committee shall have a convener who shall be unanimously nominated by all of the supervisors.

Article 46 The term of office of the supervisors is three years. At the expiry of his/her term of office, the supervisor may serve consecutive terms if re-appointed. The directors, general manager, vice general managers and chief financial officer of the Company may not act concurrently as supervisors.

Article 47  The supervisors exercise the following powers:

            1. to examine the Company's financial conditions, and to review the Company's accounting books and other accounting materials;

            2. to exercise supervision over acts of the directors, general manager, vice general managers and other senior management taken in connection with their performance of their duties which violate laws, regulations or the Company's Articles of Association;

            3. to demand remedies from a director, general manager, vice general manager and other senior management when any act of them is detrimental to the Company's interests;

            4. to propose the convention of an extraordinary shareholder's meeting;

            5. other powers conferred to supervisors in the Company's Articles of Association.

            Supervisors shall be present at meetings of the board of directors.

Article 48 Meeting of the supervisory committee shall be held at least once every year. All such meetings shall be convened and presided over by the convener of the meeting. An extraordinary meeting of the supervisory committee may be held if requested by two or more supervisors or the Chairman of the board of directors.

Article 49  The convener shall issue a notice in writing to all supervisors ten
            (10) working days prior to the convention of each meeting of the supervisory committee, stating the time, date, venue and agenda of such meeting.

Article 50 Any supervisor who is unable to attend any meeting of the supervisory committee may by issuing a power of attorney, entrust any other person (who must also be a supervisor of the Company) to participate in such meeting on his/her behalf. The power of attorney shall be submitted to the convener of such meeting at the commencement of such meeting.

Article 51 The supervisory committee shall make decisions by voting, one vote for each supervisor. The supervisory committee' decisions shall require the approval of more than half of all of the supervisors.

Article 52 The Company shall be responsible for any reasonable expenses incurred by the supervisory committee in retaining such professionals as legal counsels and accountants in exercising its powers.

Article 53 The supervisory committee shall set forth their decisions on any matters discussed at any of their meetings in meeting minutes, which shall be signed by all supervisors and the clerk present at such meeting. The supervisors are entitled to make in the meeting minutes for any meeting, any illustrative note for their speeches made at such meeting. The minutes of the supervisory committee shall be kept as files of the Company for 15 years.

Article 54 The supervisors shall fulfill their supervision responsibilities honestly in accordance with laws, administrative regulations and the Company's Articles of Association.

Article 55 The Company may formulate detailed Rules of Procedure of the supervisory committee as required. The Rules of Procedure of the supervisory committee shall not conflict with these Articles of Association and shall be subject to consideration and approval by the shareholders' meeting.

             CHAPTER 11 FINANCE, ACCOUNTING AND PROFIT DISTRIBUTION

Article 56 The Company shall pay taxes in accordance with laws and regulations of the PRC and withhold and pay the individual income tax payable by its employees.

Article 57 The Company shall establish its financial and accounting systems according to laws and regulations of the PRC and the Company's Articles of Association, and put them into implementation after being approved by its board of directors. Any significant changes to the Company's financial and accounting systems may not be put into implementation until after being approved by the board of directors.

Article 58 At the end of each fiscal year, the Company shall prepare a financial report, which shall be examined and verified in accordance with law. The Company's financial statements shall include the following accounting statements and schedules:

            1.    balance sheets;

            2.    profit and loss statement;

            3.    statement of cash flows;

            4.    explanation of financial condition;

            5.    profit distribution statement.

Article 59 The Company shall adopt a calendar year as its fiscal year, which shall commence from 1 January and expire on 31 December of the same calendar year. The first fiscal year of the Company commences from the establishment date of the Company and expires on 31 December of the current year. The last fiscal year of the Company expires on the dissolution date of the Company.

Article 60 The Company shall distribute its after-tax profits among its shareholders in proportion to the shareholders' capital contributions after the Company has made up for losses or made allocations to the statutory common reserve fund and the statutory common welfare fund.

                     CHAPTER 12 LABOR AND EMPLOYMENT SYSTEM

Article 61 The Company shall recruit and employ its employees in accordance with the rules established by the board of directors, with the supervision and approval of general manager, in light of the qualifications of the candidates.

Article 62 The Company shall sign a labor contract with each employee in accordance with the Labor Law of the People's Republic of China and relevant regulations. Such labor contract shall include provisions regarding employee dismissal, resignation, salary, insurance, welfare, reward, labor disciplines, penalty and other related matters.

Article 63 Employees employed by the Company shall keep secret any information obtained from the Company and shall not disclose such information to any third party without approval of the Company.

Article 64 The standards on qualifications, compensation, social insurances, welfare, travel and accommodation expenses of senior management nominated and recommended by the shareholders shall be determined by the board of directors.

Article 65 The labor and employment system shall be carried out in accordance with relevant PRC laws and regulations and relevant rules of the relevant labor departments under the State Council.

              CHAPTER 13 DISSOLUTION AND LIQUIDATION OF THE COMPANY

Article 66 The Company shall have a term of thirty (30) years, commencing on the date when its business license is issued.

Article 67 The Company may be dissolved upon the occurrence of any of the following:

            1. pursuant to the provisions of the Company's Articles of Association, the term of the Company has expired or any other event that shall constitute a cause for dissolution has occurred;

            2. a resolution for dissolution is passed by a shareholder's meeting of the Company;

            3. dissolution is necessary due to a merger or division of the Company;

            4. the Company is ordered to close down because of its violation of laws and administrative regulations;

            5.    the Company goes bankrupt.

Article 68 A liquidation group shall be appointed in accordance with the Company Law upon dissolution of the Company, to carry out liquidation for the Company. After the completion of the liquidation, the liquidation group shall prepare a liquidation report and present it to the shareholders' meeting or to the relevant regulatory authority for confirmation, and apply to the original registration authority of the Company for cancellation of the Company's registration.

                            CHAPTER 14 MISCELLANEOUS

Article 69 The Company may modify these Articles of Association as necessary or in event of changes to any items registered. The Articles of Association, after being so modified, shall not conflict with any laws or regulations, and the modification shall be subject to the approval by all shareholders unanimously. The Articles of Association, after being so modified, shall be submitted to and filed with the Company's original registration authority. Where such modification involves any change to any registered items of the Company, procedures shall be carried out with the registration authority of the Company for changing such registered items.

Article 70 The board of directors is entitled to interpret the articles of association.

Article 71 These Articles of Association shall be jointly formulated by both shareholders and come into effect upon approval by the shareholders' meeting of the Company. These Articles of Association shall supercede the original articles of association of the Company as of the date of effectiveness hereof.

Article 72 The expression such as "above", "within", "before" and "below" (a specific number) herein shall include the specific number itself, while "less than", "lower than", "beyond" and "over" (a specific number) shall not include the specific number itself.